Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	04-11
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ACQUIRES
MIDWEST PIPELINES AND TERMINALS FROM SHELL

     Emmaus, PA – October 1, 2004 . . . Buckeye Pipe Line Company LLC, the general partner of Buckeye Partners, L.P. (the “Partnership”), today announced that the Partnership had closed on the purchase of five refined petroleum products pipelines and 24 petroleum products terminals in the Midwestern United States from affiliates of Shell Oil Products US (“Shell”). The purchase price paid for the assets was $517 million. The previously announced purchase price of $530 million was reduced by $13 million to account for the elimination of Shell’s Niles, Michigan terminal from the transaction.

     The pipeline systems and terminals will further expand the Partnership’s presence in the Midwest. The acquired pipelines include the following:

      The “North Line System,” a 309-mile pipeline originating at the ConocoPhillips Wood River, Illinois refinery, which delivers refined products to Chicago and other areas in Illinois and Indiana.

     The “East Line System,” a 354-mile pipeline also originating at the ConocoPhillips Wood River refinery, which delivers refined products across Illinois and Indiana and connects with Buckeye’s existing pipeline in Lima, Ohio.

     The “Two Rivers Pipeline System,” a 191-mile pipeline which receives product from Explorer pipeline at a tank farm located in Hartford, Illinois and terminates at a 1.3 million barrel terminal located on the Ohio River in Mt. Vernon, Indiana. The Mt. Vernon terminal is also among the assets acquired from Shell.

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     The “St. Louis 6-Inch Pipeline” and the “ATF Pipeline,” originating at the ConocoPhillips Wood River refinery and terminating at a terminal in the St. Louis area and at the Lambert-St. Louis Airport, respectively.

     Of the 24 refined petroleum products distribution terminals purchased from Shell, 9 are located on the pipelines purchased from Shell and 12 active and 3 inactive distribution terminals are located on other major Midwest refined products pipeline systems (such as the Wolverine and West Shore pipelines) or along the Ohio River. The 24 terminals purchased in total have aggregate storage capacity of approximately 9.3 million barrels. As a condition to obtaining Federal Trade Commission (“FTC”) clearance of the transaction, the Partnership and Shell agreed to eliminate Shell’s Niles, Michigan terminal from the transaction and agreed to a consent order requiring the Partnership to notify the FTC of its acquisition of any interest in the Niles terminal, and Shell to provide prior notice to the FTC of any sale or other transfer of the Niles terminal, in each case for the next 10 years. The FTC approved the consent order by a 5-0 vote and posted it for public comment until October 26, 2004, after which it will decide whether to make it final. The FTC file is No. 041-0162 and is accessible at http://www.ftc.gov/opa/2004/09/buckeye.htm.

     The distribution terminals were acquired by Buckeye Terminals, LLC, the Partnership’s subsidiary that operates other of the Partnership’s refined petroleum product distribution terminals located in the Northeast and Midwest. Buckeye Terminals, LLC will now operate 38 refined petroleum products distribution terminals with an aggregate storage capacity of approximately 15.4 million barrels. The pipelines were acquired by Wood River Pipe Lines LLC, a newly formed subsidiary of the Partnership. The pipeline assets will be integrated into the Partnership’s existing Midwest pipeline operations. A map showing current pipelines and terminals, including the assets acquired, is available on the Internet at http://www.buckeye.com/buckeye%20system/assetmap.htm.

     The Partnership funded the transaction through its existing 5-year revolving credit facility and a new $300 million bridge loan facility. The bridge loan is due on September 30, 2005 and contains covenants and other terms and conditions substantially similar to the Partnership’s existing 5-year revolving credit agreement. The bridge loan was

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provided by SunTrust Capital Markets, Inc., as sole lead arranger, and each of Sun Trust Bank and Wachovia Bank, National Association, as lenders. Dependent upon market conditions, the Partnership intends to finance the transaction on a permanent basis through the issuance of public debt and equity in amounts to be determined at a later date.

     William H. Shea Jr., Chairman, President and Chief Executive Officer of the General Partner, said, “We are pleased to have completed the acquisition of these quality pipeline and terminal assets from Shell. As previously announced, the pipelines complement our existing infrastructure in the Midwest and should provide Buckeye with significant volume expansion opportunities in the years ahead. In addition, given the proximity of certain of the assets that have been acquired to existing Buckeye operations, we expect to realize cost savings in connection with our Midwest operations.”

     Goldman, Sachs & Co. acted as the exclusive financial advisor to the Partnership in connection with the transaction.

     Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,500 miles of pipeline. The Partnership also operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies, and owns 38 active refined petroleum products terminals in Illinois, Indiana, Michigan, Missouri, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions;

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(11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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